Exhibit 12a



                             PUGET SOUND POWER & LIGHT COMPANY
                     STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
                                 EARNINGS TO FIXED CHARGES
                                   (Dollars in Thousands)

                                                          Year Ended December 31
                                          -----------------------------------------------
                                             1994      1993      1992      1991      1990
                                          -----------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
  Pre-tax income:
    Net income per statement of income   $120,059  $138,327  $135,720  $132,777  $132,343
    Federal income taxes                   80,259    83,970    72,449    56,180    64,094
    Federal income taxes charged to
      other income - net                    1,556      (382)   (2,106)   (2,267)       12
    Undistbuted (earnings) or losses
      of less-than-fifty-percent-owned
      entities                                 --        --      (567)      (16)     (114)
                                          -----------------------------------------------
      Total                              $201,874  $221,915  $205,496  $186,674  $196,335

  Fixed charges:
    Interest on long-term debt           $ 84,144  $ 86,030  $ 89,509  $ 84,791  $ 81,766
    Other interest                          6,249     3,542    10,477     6,384     8,368
    Portion of rentals representative
      of the interest factor                4,218     3,937     4,474     4,463     4,388
                                          -----------------------------------------------
      Total                              $ 94,611  $ 93,509  $104,460  $ 95,638  $ 94,522

  Earnings available for
    fixed charges                        $296,485  $315,424  $309,956  $282,312  $290,857

=========================================================================================
RATIO OF EARNINGS TO FIXED CHARGES          3.13x     3.37x     2.97x     2.95x     3.08x